Contacts at the Company:
William H. Baumhauer, CEO
Frederick J. Dreibholz, CFO
Telephone: (303) 804-1333

Market: Nasdaq/NMS
Symbol:CMPP

FOR IMMEDIATE RELEASE
October 28, 2003

CHAMPPS ENTERTAINMENT, INC. REPORTS FIRST QUARTER RESULTS

        Littleton, Colo. – October 28, 2003 — Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2004 first quarter ended September 28, 2003.

        Total revenues for the first quarter increased 17.9 percent to $48,885,000 versus $41,480,000 for the first quarter of last fiscal year.

        Earnings per diluted share for the first quarter were $0.05 compared with $0.08 for the same quarter last year. Net income for the first quarter was $604,000 versus $972,000 reported in the comparable period last year. Included in net income for the quarter was an income tax expense of 26 percent versus an income tax expense of 4 percent in the comparable period last year. The effect on diluted earnings per share as a result of this higher tax rate was approximately $0.01 per share.

        Comparable same store sales increased 0.2 percent for the quarter. Comparable food sales increased 0.9 percent while comparable alcohol sales declined 1.8 percent. The positive comparable same store sales were adversely impacted in the quarter by the Midwest blackout and Hurricane Isabel. We have estimated the sales impact of these two events to be approximately $285,000 or 0.6 percent on a comparable same store sales basis.

        Operating margins declined 100 basis points for the first quarter as compared to the first quarter of last year. Margins were adversely impacted by higher utility expenses, higher beer costs, and an increase in insurance costs primarily in the group health area. Marketing expenses were also higher as we continue to promote our happy hour business. Lost sales resulting from restaurant closures associated with the Midwest blackout in August and Hurricane Isabel in September also negatively impacted margins during the quarter.

        Preopening expenses for the quarter were $839,000 or $0.07 per diluted share compared to $703,000 or $0.05 per diluted share for the comparable quarter in the prior year.

        General and administrative expenses for the current quarter were $2,455,000 or 5.0 percent of revenues compared to $2,305,000 or 5.6 percent of revenues last fiscal year.

        The Company successfully opened three new Champps restaurants in the first quarter, one in Lansing, Michigan, one in Colorado Springs, Colorado and one in Richmond, Virginia increasing the number of Company owned Champps restaurants to 44. Additionally the Company has opened one restaurant in Wilmington, Delaware and intends to open two additional restaurants in the second quarter of fiscal 2004 and one additional restaurant in the fourth quarter of fiscal 2004.

        William H. Baumhauer, Champps’ Chairman, President and Chief Executive Officer, commented: “Our first quarter earnings per diluted share exceeded our expectations. We are pleased with our positive comparable same store sales in the quarter and anticipate similar results in our second quarter. Our initiatives introduced in the first quarter have had a positive impact on our liquor sales trends. Comparable liquor sales were down 1.8 percent in the first quarter compared to 4.9 percent in our last quarter of fiscal 2003.

        Our initiatives relating to our continued focus on food quality and service execution, as well as, menu reengineering have continued to show positive results. During the quarter, our comparable food sales were a positive 0.9 percent, our guest counts were positive 0.6 percent and our guest check average was up 0.3 percent, reversing a buy-down trend by our guests over the prior four quarters.

        We have undertaken several sales and cost saving initiatives for fiscal 2004 that should result in a marked improvement in performance over the remainder of fiscal 2004.

        Although we continue to face many challenges in our business, we have every confidence in our ability to continue to expand successfully and to capitalize on the many opportunities available to us today and in the future.”

        Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 45 and franchises 12 Champps restaurants in 19 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.